Exhibit 5.3

[Letterhead of McGuireWoods LLP]

September 21, 2012

Rockwood Holdings, Inc.

100 Overlook Center

Princeton, NJ 08540

Rockwood Specialties Group, Inc.

7101 Muirkirk Road

Beltsville, MD 20705

Chemical Specialties, Inc.

5910 Pharr Mill Road

Harrisburg, NC 28075

Guarantees of Senior Notes of

Rockwood Specialties Group, Inc.

Ladies and Gentlemen:

We have acted as special North Carolina counsel to Chemical Specialties, Inc., a North Carolina corporation (the “Guarantor”), in connection with (i) the Registration Statement on Form S-3 (File No. 333-183959) (the “Registration Statement”), which was filed with the Securities and Exchange Commission (the “SEC”) by Rockwood Holdings, Inc. (“Holdings”), Rockwood Specialties Group, Inc. (“Rockwood”), the Guarantor and certain other guarantors in connection with the registration of, among other securities, debt securities of Rockwood (the “Debt Securities”) and the guarantees of the Guarantor with respect to the Debt Securities (the “Debt Securities Guarantees”), and (ii) the issuance by the Guarantor of its guarantee (the “Guarantee”) in connection with Rockwood’s issuance of up to $1,250,000,000 aggregate principal amount of 4.625% Senior Notes due 2020 (the “Senior Notes”) as described in Rockwood’s Prospectus dated September 18, 2012 (the “Prospectus”) and the Prospectus Supplement dated September 20, 2012 (the “Prospectus Supplement”). The Registration Statement became effective on September 18, 2012. This opinion letter is being furnished in accordance with the requirements of Item 16 of Form S-3 and Item 601(b)(5)(i) of Regulation S-K promulgated under the Securities Act of 1933, as amended (the “Securities Act”).

The Senior Notes, which are Debt Securities for purposes of the Registration Statement, and the Guarantee, which is a Debt Security Guarantee for purposes of the Registration Statement, will be issued under an Indenture (the “Base Indenture”) to be entered into by and among Holdings, Rockwood and Wells Fargo Bank, National Association, as trustee (the “Trustee”), as supplemented by the First Supplemental Indenture (the “First Supplemental

Indenture”, and together with the Base Indenture, the “Indenture”) to be entered into by and among Holdings, Rockwood, the Trustee and the guarantors, including the Guarantor, and are being offered to the public in accordance with an Underwriting Agreement dated September 20, 2012 (the “Underwriting Agreement”) among Holdings, Rockwood, the Guarantor and the other guarantors named therein and the underwriters named on Schedule A thereto.

Documents Reviewed

In connection with this opinion letter, we have examined the following documents:

(a)       the Registration Statement;

(b)       the Prospectus;

(c)       the Prospectus Supplement;

(d)       the form of Base Indenture;

(e)       the form of First Supplemental Indenture; and

(f)        the Underwriting Agreement.

In addition we have examined and relied upon the following:

(i)        a certificate from the Secretary of the Guarantor certifying as to (A) true and correct copies of the articles of incorporation and bylaws of the Guarantor, and (B)  the resolutions of the Board of Directors of the Guarantor effective September 17, 2012 authorizing the filing of the Registration Statement and the issuance of the Guarantee by the Guarantor;

(ii)       a certificate dated September 20, 2012 issued by the Secretary of State of the State of North Carolina attesting to the corporate status of the Guarantor in North Carolina (the “Status Certificate”); and

(iii)      originals, or copies identified to our satisfaction as being true copies, of such other records, documents and instruments as we have deemed necessary for the purposes of this opinion letter.

Assumptions Underlying Our Opinions

For all purposes of the opinions expressed herein, we have assumed, without independent investigation, the following:

(a)   Factual Matters.  To the extent that we have reviewed and relied upon (1) certificates of the Guarantor or authorized representatives thereof and (2) certificates and assurances from public officials, all of such certificates, representations and assurances are accurate with regard to factual matters and all official records (including filings with public authorities) are properly indexed and filed and are accurate and complete.

(b)     Signatures.  The signatures of all of the individuals signing the certificates and other documents we have reviewed are genuine and such individuals are authorized to sign such certificates and other documents.

(c)   Authentic and Conforming Documents.  All documents submitted to us as originals are authentic, complete and accurate; and all documents submitted to us as copies conform to authentic original documents.

Our Opinions

Based on and subject to the foregoing and the other qualifications, limitations and other assumptions set forth in this opinion letter, we are of the opinion that:

1.     Organizational Status.  Based solely upon the Status Certificate, the Guarantor is a validly existing corporation under the laws of the State of North Carolina as of the date of the Status Certificate.

2.     Power and Authority.  The Guarantor has the requisite corporate power and authority to execute and deliver, and to perform its obligations under, the Guarantee.

3.     Authorization.  The Guarantor has taken the necessary corporate action to authorize the Guarantee.

Qualifications and Limitations

Our opinions are limited to the laws of the State of North Carolina, and we do not express any opinion concerning any other law.

Miscellaneous

The foregoing opinions are being furnished only for the purpose referred to in the first paragraph of this opinion letter.  We hereby consent to the filing of this opinion as an exhibit to the Current Report on Form 8-K being filed by Holdings on or about the date of this opinion letter reporting the proposed sale of the Senior Notes and the Guarantee and to the incorporation by reference of this opinion of counsel into the Registration Statement and to the references to our firm in the Prospectus and the Prospectus Supplement under the caption “Legal Matters.” In giving this consent, we do not admit that we are within the category of persons whose consent is required by Section 7 of the Securities Act or the rules and regulations of the SEC promulgated thereunder.  Simpson Thacher & Bartlett LLP, legal counsel to Holdings, Rockwood, the Guarantor and the other guarantors referenced in the Registration Statement, may rely upon this opinion with respect to matters set forth herein that are governed by North Carolina law for purposes of its opinion being delivered and filed as an exhibit to the Form 8-K.

Very truly yours,

/s/ McGuireWoods LLP